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                                                                     Exhibit 5.1
                                                                     -----------


                           JONES, DAY, REAVIS & POGUE
                                   North Point
                               901 Lakeside Avenue
                              Cleveland, Ohio 44114

                                November 1, 1999

Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, Virginia  20191

           Re: Public Offering of up to 5,031,785 shares of Class A Common Stock, $0.001 par value per share, of Nextel Communications, Inc.
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Gentlemen:

                  We are acting as counsel for Nextel Communications, Inc., a Delaware corporation (the "Company"), in connection with the public offering by the Company of an aggregate of up to 5,031,785 shares (the "Shares") of Class A Common Stock, $0.001 par value per share, of the Company in accordance with the terms and conditions of an Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company, Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Credit Suisse First Boston, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Paine Webber Incorporated and such other investment banking firms as may agree to become parties thereto as underwriters (the "Underwriters").

                  In our capacity as counsel to the Company, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that the Shares are duly authorized and, subject to the due approval of the terms of the sale of the Shares by the Finance Committee of the Board of Directors of the Company, when issued and delivered by the Company to the Underwriters pursuant to the Underwriting Agreement against payment of the consideration as provided therein (and provided that the consideration received by the Company is at least equal to the par value of such shares), will be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-3 filed by the Company to effect registration of the Shares under the Securities Act of 1933, and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement.

                                             Very truly yours,
                                             /s/ Jones, Day, Reavis & Pogue